Exhibit 4.5

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PLMO MERGER CORPORATION

INTO

PALM, INC.

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Palm, Inc. (the “Company”), a corporation organized and existing under the laws of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Company was incorporated on December 17, 1999 pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Company owns all of the outstanding shares of the capital stock of PLMO Merger Corporation, a corporation incorporated on October 24, 2003 pursuant to the General Corporation Law of the State of Delaware.

THIRD: That the Company, by the following resolutions of its Board of Directors, duly adopted at a meeting on October 28, 2003, determined to merge PLMO Merger Corporation with and into the Company:

WHEREAS, the Company owns all of the outstanding capital stock of PLMO Merger Corporation, a Delaware corporation (“PLMO”).

WHEREAS, the Company desires to merge PLMO with and into the Company pursuant to Section 253 of the Delaware General Corporation Law to change the Company’s name to “palmOne, Inc.”

NOW THEREFORE BE IT RESOLVED, that the Board of Directors hereby authorizes the Company to merge into itself PLMO Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and to assume all of PLMO Merger Corporation’s liabilities and obligations (the “Merger”).

RESOLVED FURTHER, that the Merger shall be effective at 12:02 a.m. Eastern Standard Time on October 29, 2003.

RESOLVED FURTHER, that upon the effectiveness of the Merger, the name of the Company shall be changed to “palmOne, Inc.” and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is palmOne, Inc. (the “Corporation”).”

RESOLVED FURTHER, that the Board of Directors hereby authorizes and directs the appropriate officers of the Company, and each of them, to execute and file all documents, including a Certificate of Ownership and Merger, and to take all other actions which they deem necessary or desirable to carry out the intent or accomplish the purposes of the foregoing resolutions.

RESOLVED FURTHER, that all actions taken previously by any current or former officer of the Company intended to carry out the intent or accomplish the purposes of the foregoing resolutions, including, without limitation, the acquisition by the Company of all of the outstanding capital stock of PLMO, are hereby confirmed, ratified, approved and adopted.

IN WITNESS WHEREOF, Palm Inc. has caused this certificate to be signed by Mary E. Doyle, its Senior Vice President, this 28th day of October 2003. The undersigned hereby acknowledges that it is the act and deed of such person and that the facts stated herein are true.

PALM, INC.

By:	/s/ Mary E. Doyle

Name:	Mary E. Doyle

Title:	Senior Vice President